Exhibit 5.1

May 14, 2012

Excel Trust, Inc.

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

Re:	Excel Trust, Inc., a Maryland corporation (the “Corporation”) – Registration Statement on Form S-3 pertaining to the resale from time to time of up to (i) 193,510 shares (the “Issued OP Unit Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation issued in March and April 2012 in exchange for units of limited partnership interest (the “Units”) in Excel Trust, L.P., a Delaware limited partnership (the “Operating Partnership”), upon the redemption of such Units by certain limited partners of the Operating Partnership, and (ii) 909,949 shares (the “Unissued OP Unit Shares” and together with the Issued OP Unit Shares, the “Shares”) of Common Stock of the Corporation issuable in exchange for Units in the Operating Partnership upon the redemption of such Units by certain limited partners of the Operating Partnership (the “Selling Unit Holders”) in the future

Ladies and Gentlemen:

In connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Corporation on Form S-3 to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Corporation and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Corporation (the “Charter”) consisting of Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 15, 2009, Articles of Amendment and Restatement filed with the Department on April 15, 2010, Articles Supplementary filed with the Department on January 28, 2011 and Articles Supplementary filed with the Department on January 30, 2012;

(ii)	the Bylaws of the Corporation, as adopted as of December 16, 2009, as amended and restated pursuant to the Amended and Restated Bylaws of the Corporation, on or as of April 15, 2010 (the “Bylaws”);

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BALLARD SPAHR LLP

Excel Trust, Inc.

May 14, 2012

(iii)	the Written Consent of Board of Directors in Lieu of Organizational Meeting of the Corporation, dated as of December 16, 2009 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors of the Corporation, or a duly authorized committee thereof, dated as of April 27, 2010, May 14, 2010, January 10, 2011, November 7, 2011, January 18, 2012 and April 30, 2012 (collectively, the “Directors’ Resolutions”);

(v)	the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of January 31, 2012 (the “Partnership Agreement”);

(vi)	a certificate of S. Eric Ottesen, Senior Vice President, General Counsel and Secretary of the Corporation, dated as of a recent date (the “Officer’s Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the Partnership Agreement are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officer’s Certificate, and certifying as to the authorization of the issuance of the Shares and the receipt by the Corporation of the consideration for the issuance of the Issued OP Unit Shares;

(vii)	the Registration Statement and the related form of prospectus included therein (the “Prospectus”), in substantially the form filed or to be filed with the Commission pursuant to the Act;

(viii)	a status certificate of the Department, dated as of a recent date, to the effect that the Corporation is duly incorporated and existing under the laws of the State of Maryland; and

(ix)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	each of the parties (other than the Corporation) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms;

BALLARD SPAHR LLP

Excel Trust, Inc.

May 14, 2012

(d)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(e)	the Officer’s Certificate and all other certificates submitted to us are true and correct both when made and as of the date hereof;

(f)	none of the Shares has been, or will be, issued, sold or held in violation of any restriction or limitation on ownership and transfer contained in the Charter; and

(g)	upon the issuance of any of the Unissued OP Unit Shares subsequent to the date hereof, the total number of shares of Common Stock of the Corporation issued and outstanding on the date subsequent to the date hereof on which any Unissued OP Unit Shares are issued, after giving effect to such issuance of such Unissued OP Unit Shares, will not exceed the total number of shares of Common Stock that the Corporation is authorized to issue under the Charter.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Corporation has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Issued OP Unit Shares have been duly authorized for issuance by all necessary corporate action on the part of the Corporation and are validly issued, fully paid and non-assessable.

3.	The Unissued OP Unit Shares have been duly authorized for issuance by all necessary corporate action on the part of the Corporation, and if, as and when such Unissued OP Unit Shares are issued and delivered by the Corporation to the Selling Unit Holders in exchange for Units of the Operating Partnership, upon and subject to the terms and conditions set forth in the Partnership Agreement and the Directors’ Resolutions, such Unissued OP Unit Shares will be validly issued, fully paid and non-assessable.

BALLARD SPAHR LLP

Excel Trust, Inc.

May 14, 2012

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP